                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ] Confidential, for Use of
                                                 the Commission only (as
                                                 permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                         SERVICEWARE TECHNOLOGIES, INC.
                       ---------------------------------
                (Name of Registrant as Specified in its Charter)


                       ---------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)    Title of each class of securities to which transaction applies:

     (2)    Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)    Proposed maximum aggregate value of transaction:

     (5)    Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)    Amount previously paid:

     (2)    Form, Schedule or Registration Statement No.:

     (3)    Filing Party:

     (4)    Date Filed:

                         SERVICEWARE TECHNOLOGIES, INC.
                 33 WOOD ROAD SOUTH, 7TH FLOOR, ISELIN, NJ 08830


                                                                January 22, 2003

To Our Stockholders:

            You are most cordially invited to attend a Special Meeting of Stockholders of ServiceWare Technologies, Inc. to be held at 1:00 p.m., local time, on Monday, February 10, 2003, at the offices of ServiceWare Technologies, Inc. at 33 Wood Road South, 7th Floor, Iselin, New Jersey 08830.

            The Notice of Special Meeting and Proxy Statement on the following pages describe the matters to be presented at the Special Meeting.

            It is important that your shares be represented at the Special Meeting to ensure the presence of a quorum. Whether or not you plan to attend the Special Meeting, we hope that you will have your shares represented by completing, signing, dating and returning your proxy card in the envelope provided, as soon as possible. Unless the proxy is validly revoked by you, your shares will be voted in accordance with the instructions you have given in your proxy.

            Thank you for your continued support, we look forward to seeing you on February 10, 2003.

                                         Sincerely,


                                         /s/ Kent Heyman

                                         Kent Heyman
                                         President and Chief Executive Officer

                         SERVICEWARE TECHNOLOGIES, INC.
             33 WOOD ROAD SOUTH, 7TH FLOOR, ISELIN, NEW JERSEY 08830

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 10, 2003

            A Special Meeting of Stockholders (the "Meeting") of SERVICEWARE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), will be held at the offices of the Company located at 33 Wood Road South, 7th Floor, Iselin, New Jersey 08830, on Monday, February 10, 2003, at 1:00 P.M., local time, for the following purposes:

(1) To approve an amendment to the Company's Third Amended and Restated Certificate of Incorporation that will allow the Company's Board of Directors to effect a reverse stock split of the Company's Common Stock, $.01 par value per share (the "Common Stock"), and to grant the Company's Board of Directors the authority, in its sole discretion, (i) to set the ratio for the reverse stock split at up to one-for-ten, or (ii) not to complete the reverse stock split;

(2) To approve an amendment to the Company's Third Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of Common Stock from 100 million shares to 50 million shares, which amendment will only be effective upon completion of the reverse stock split; and

(3) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

            Holders of Common Stock of record at the close of business on January 17, 2003, are entitled to notice of and to vote at the Meeting, or any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder during ordinary business hours at the Company's offices at 33 Wood Road South, 7th Floor, Iselin, New Jersey 08830, for a period of ten (10) days prior to the Meeting as well as on the day of the Meeting. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting.

            IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE STOCKHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

                                              By Order of the Board of Directors


                                              /s/ Richard Liebman

                                              Richard Liebman
                                              Secretary

Iselin, New Jersey
January 22, 2003

                         SERVICEWARE TECHNOLOGIES, INC.
             33 WOOD ROAD SOUTH, 7TH FLOOR, ISELIN, NEW JERSEY 08830

                         -------------------------------

                                 PROXY STATEMENT

                         -------------------------------

            This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ServiceWare Technologies, Inc. (the "Company," "ServiceWare," "we" or "us") of proxies to be voted at a Special Meeting of Stockholders to be held on Monday, February 10, 2003 (the "Meeting") at the offices of the Company located at 33 Wood Road South, 7th Floor, Iselin, New Jersey 08830 at 1:00 p.m., local time, and at any adjournment or adjournments thereof. Holders of record of our Common Stock, $.01 par value per share (the "Common Stock"), as of the close of business on January 17, 2003, will be entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. As of that date, there were 24,083,370 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Meeting. As of January 17, 2003, there were 353 holders of record and approximately 1,300 beneficial owners of our Common Stock.

            If proxies in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted (i) FOR, a proposal to amend our Third Amended and Restated Certificate of Incorporation that will allow our Board of Directors to effect a reverse stock split of our Common Stock, and to grant our Board of Directors the authority to set the ratio for the reverse stock split at up to one-for-ten, or not to complete the reverse stock split, in its sole discretion, and (ii) FOR, a proposal to amend our Third Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of Common Stock from 100 million shares to 50 million shares, which amendment will only be effective upon completion of the reverse stock split, and (iii) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Meeting or any adjournment or adjournments thereof. No such other proposals are currently contemplated. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by the Secretary of the Company, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Meeting. The mere presence at the Meeting of the person appointing a proxy does not, however, revoke the appointment.

            Please be aware that the change in authorized shares proposed under Proposal No. 2 will only be undertaken if the Reverse Split is approved by our stockholders and implemented by our Board of Directors.

            Both of these proposals were approved by our stockholders at our annual meeting of stockholders held on June 11, 2002. However, our Board of Directors deferred action on a reverse split as we qualified for extensions to remain listed on the Nasdaq SmallCap Market. During this extension period, the authority granted to our Board of Directors by the stockholder vote in June 2002 expired. As the extension to remain listed on the Nasdaq SmallCap Market is currently expected to expire on February 13, 2003, we are now proposing to grant our Board of Directors the authority to implement a reverse stock split intended to increase our per share stock price in a manner that our stock may remain listed on the Nasdaq SmallCap Market.

            The presence, in person or by proxy, of holders of shares of Common Stock having a majority of the votes entitled to be cast by the holders of Common Stock at the Meeting shall constitute a quorum. The affirmative vote by the holders of a majority of the shares of Common Stock entitled to vote is required for the approval of Proposal No. 1, relating to the reverse stock split, and Proposal No. 2, relating to the reduction in the number of authorized shares of Common Stock.

            Abstentions are included in the shares present at the Meeting for purposes of determining whether a quorum is present. Broker non-votes (when shares are represented at the Meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are also included in the determination of the number of shares represented at the Meeting for purposes of determining whether a quorum is present. Since Proposals No. 1 and No. 2 each require approval by the affirmative vote of a majority of the shares entitled to vote, any non-votes (including abstentions and broker non-votes) are effectively votes against for purposes of determining whether these Proposals are approved.

            This Proxy Statement, together with the related proxy card, is being mailed to our stockholders on or about January 22, 2003.

                                 PROPOSAL NO. 1
                               REVERSE STOCK SPLIT

INTRODUCTION

            Our Board of Directors believes it is advisable and in the best interests of our stockholders to be granted the authority to effect a reverse stock split of our outstanding Common Stock. Our Board has unanimously approved the presentation to stockholders of a proposal to amend our Third Amended and Restated Certificate of Incorporation to allow our Board of Directors to effect a reverse stock split of our Common Stock on the terms described in this Proxy Statement. The Board of Directors is asking the stockholders to approve this amendment, which the Board of Directors may implement in its sole discretion at any time before June 30, 2004.

            The amendment approved by the Board of Directors does not specify the ratio for the reverse stock split but rather approves a range for a reverse stock split of between one-for-two and one-for-ten (the "Reverse Split"). As such, in asking the stockholders to approve the Reverse Split, the Board is also asking the stockholders to grant to them the authority to set the ratio for the Reverse Split. Based on the current market price of our Common Stock, the Reverse Split would be implemented at no less than one-for-three. However, an increase in our stock price before the Reverse Split is implemented could cause our Board of Directors to consider a Reverse Split at one-for-two.

            If the stockholders approve Proposal No. 1 relating to the Reverse Split at the Meeting, the Board will be authorized, in its sole discretion, to implement the Reverse Split at any time before June 30, 2004, or to abandon the Reverse Split. The Board will set the ratio for the Reverse Split or abandon the Reverse Split as it determines is advisable considering relevant market conditions at the time of the Reverse Split. The Board believes that approval of this discretion to the Board, rather than approval of an immediate stock split of a specified ratio, provides the Board with maximum flexibility to react to current market conditions and to therefore act in the best interests of the Company and our stockholders. In setting the ratio for the Reverse Split, the intention of our Board of Directors is to increase the stock price sufficiently above the $1.00 minimum bid price required for continued listing on the Nasdaq SmallCap Market so that we would not again be faced with delisting for failure to meet the minimum bid price absent a significant percentage decline in our stock price.

            One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our Common Stock. Except for minimal adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our stockholders since each stockholder would hold the same percentage of Common Stock outstanding immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares of Common Stock would not be affected by the Reverse Split.

            Whether or not Proposal No. 2 is adopted, the number of shares of our Common Stock available for issuance will be increased upon the implementation of the Reverse Split. The table below shows the number of shares that would be issued and outstanding, authorized and reserved for issuance and authorized but unreserved for issuance upon the implementation of the Reverse Split at each ratio from one-for-two to one-for-ten based on our capitalization as of December 31, 2002, and without regard to the adoption and implementation of Proposal No. 2.

                                  -------------------------------------------------------------------
                                  Shares Issued and    Shares Authorized and    Shares Authorized but
                                     Outstanding*      Reserved for Issuance        Unreserved
-----------------------------------------------------------------------------------------------------
As of December 31, 2002               24,083,370             17,008,421              58,908,209
-----------------------------------------------------------------------------------------------------
If 1-for-2 Stock Split Enacted        12,041,685              8,504,210              79,454,105
-----------------------------------------------------------------------------------------------------
If 1-for-3 Stock Split Enacted         8,027,790              5,669,473              86,302,737
-----------------------------------------------------------------------------------------------------
If 1-for-4 Stock Split Enacted         6,020,842              4,252,105              89,727,053
-----------------------------------------------------------------------------------------------------
If 1-for-5 Stock Split Enacted         4,816,674              3,401,684              91,781,642
-----------------------------------------------------------------------------------------------------
If 1-for-6 Stock Split Enacted         4,013,895              2,834,736              93,151,369
-----------------------------------------------------------------------------------------------------
If 1-for-7 Stock Split Enacted         3,440,481              2,429,774              94,129,745
-----------------------------------------------------------------------------------------------------
If 1-for-8 Stock Split Enacted         3,010,421              2,126,052              94,863,527
-----------------------------------------------------------------------------------------------------
If 1-for-9 Stock Split Enacted         2,675,930              1,889,824              95,434,246
-----------------------------------------------------------------------------------------------------
If 1-for-10 Stock Split Enacted        2,408,337              1,700,842              95,890,821
-----------------------------------------------------------------------------------------------------

*Shares issued and outstanding excludes treasury shares.

If Proposal No. 2 is adopted and implemented, then each number in the column labeled "Shares Authorized But Unreserved" would decrease by 50,000,000. The other numbers in the above table would not be affected by the adoption and implementation of Proposal No. 2.

            Although the Reverse Split will not have any dilutive effect on our stockholders, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease unless Proposal No. 2 is adopted and a one-for-two stock split is implemented, in which case, there will be no resulting increase in the number of shares authorized and unreserved.

            Other than shares reserved for issuance upon exercise of outstanding stock options and warrants, shares that may be reserved in the future upon future grants of stock options in accordance with our stock option plan, and shares reserved for issuance upon conversion of our outstanding 10% Senior Unsecured Convertible Notes which become due in fourth quarter 2003, we have no plans at the present time to issue additional shares of our Common Stock. Nevertheless, our Board of Directors may, from time to time, deem it to be in the best interests of the Company and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our Common Stock. In that event, our Board of Directors would seek approval of the stockholders if required at that time. The Reverse Split is not part of any plan or proposal to take the Company private. Rather, the Reverse Split is intended to enable the Company to remain public and its securities to remain tradable on the Nasdaq SmallCap Market.

            The proposed Certificate of Amendment to our Third Amended and Restated Certificate of Incorporation is attached to this Proxy Statement as APPENDIX A. The Reverse Split will become effective upon filing the Certificate of Amendment with the Secretary of State of the State of Delaware or at such later date as may be set forth in the Certificate of Amendment.

            Stockholders do not have the statutory right to dissent and obtain an appraisal of their shares under Delaware law in connection with the amendment to the Company's charter to complete the Reverse Split.

BACKGROUND OF THE REVERSE SPLIT

            By letter dated February 14, 2002, the staff of the Nasdaq Stock Market, Inc. ("Nasdaq") notified us that our Common Stock had failed to maintain a minimum bid price of $1.00 per share over the last 30 consecutive trading days as required by The Nasdaq National Market under Marketplace Rule 4450(a)(5). Nasdaq further advised us that we would be given a period of 90 calendar days, or until May 15, 2002, within which to regain compliance with Rule 4450(a)(5) in order to maintain our listing on The Nasdaq National Market.

            In response to the letter from Nasdaq, we submitted an application to transfer the listing of our Common Stock to the Nasdaq SmallCap Market. On April 22, 2002, we announced that Nasdaq had approved our application to transfer the listing of our Common Stock from the Nasdaq National Market to the Nasdaq SmallCap Market. Our Common Stock commenced trading on the Nasdaq SmallCap Market effective April 24, 2002. As a result of our transfer to the Nasdaq SmallCap Market, our delisting determination was initially extended until August 13, 2002, and further extended to February 13, 2003. Based on current rules, our current stock price does not satisfy the continued listing requirements of the Nasdaq SmallCap Market and, as a result, we could lose our Nasdaq SmallCap Market listing after the expiration of the current grace period on February 13, 2003.

            The requirements for continued listing on The Nasdaq SmallCap Market are listed below:

            (1) either (a) stockholders' equity of $2,500,000, (b) net income in the most recently completed fiscal year or in two of the last three years of $500,000, or (c) market capitalization of $35,000,000;

            (2)   a public float of 500,000 shares;

            (3)   a market value of public float of $1,000,000;

            (4)   a minimum bid price of $1.00 per share;

            (5)   at least two market makers;

            (6)   at least 300 round lot stockholders; and

            (7)   compliance with Nasdaq corporate governance rules.

            Our Board believes that it is in the best interest of the Company and our stockholders to approve the proposal relating to the Reverse Split at this time to give the Board the flexibility to implement a Reverse Split intended to increase our minimum bid price. After giving effect to the Reverse Split, we anticipate that we would be fully compliant with the requirements for continued listing on The Nasdaq SmallCap Market.

REASONS FOR THE REVERSE SPLIT

            The Board is proposing authority to implement a Reverse Split to enable us, if required, to seek to increase the market price per share of our Common Stock in an effort to meet the continued listing requirements of The Nasdaq SmallCap Market. The Board also believes that an increased per share price of our Common Stock that is expected to result from a Reverse Split may increase the attractiveness of our Common Stock to prospective investors and the financial community.

            In reaching its decision to seek and recommend authority to implement a Reverse Split, the Board considered, among many other factors, the consequences of our Common Stock being delisted. If our Common Stock is delisted, our stock would then be eligible for quotation on the OTC Bulletin Board maintained by Nasdaq, another over-the-counter quotation system or the "pink sheets". If that occurs, the liquidity and marketability of shares of our Common Stock would decrease. As a result, an investor might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock. In addition, if our Common Stock is delisted and the trading price of our Common Stock continues to be less than $1.00 per share, trading in our Common Stock would be subject to certain rules under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" involving persons other than established customers and accredited investors. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our Common Stock, which may further affect the liquidity of our Common Stock. For the above reasons, we believe that current and prospective investors will view an investment in our Common Stock more favorably if our shares are listed on The Nasdaq SmallCap Market than if our Common Stock trades on the OTC Bulletin Board. In addition, we also believe that being listed on The Nasdaq SmallCap Market will be viewed more favorably by prospective and actual customers, partners and employees.

            Our Board believes that the Reverse Split and anticipated increase in the per share price of our Common Stock should also enhance the acceptability and marketability of our Common Stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our Common Stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers' commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our Common Stock.

            Although we believe that a Reverse Split may be in the best interests of the Company and our stockholders, if implemented, the Reverse Split may result in some stockholders owning "odd-lots" of less than 100 shares. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares. In addition, a Reverse Split will make it more difficult for us to meet other requirements for continued listing on The Nasdaq SmallCap Market relating to the minimum number of shares that must be in the public float and the minimum number of round lot holders.

            We cannot assure you that the Reverse Split will have any of the desired consequences described above. Specifically, we cannot assure you that after the Reverse Split the market price of our Common Stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our Common Stock will not decrease to its pre-split level or that our market capitalization will be equal to the market capitalization before the Reverse Split.

EFFECTING THE REVERSE SPLIT

            If approved by stockholders at the Meeting, the amendment to our Certificate of Incorporation to implement a Reverse Split will be effected only upon the Board's determination that the Reverse Split is then in the best interests of the Company and the Company's stockholders and its establishment of an appropriate ratio for the Reverse Split based on factors at the time. The Board will consider, among other factors, prevailing market conditions, the likely effect of the Reverse Split on the market price of our Common Stock and on our compliance with the Nasdaq listing requirements, and the marketability and liquidity of our Common Stock. Although we currently expect to file the Certificate of Amendment to our Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Split shortly following approval of Proposal No. 1 at the Meeting, the actual timing of this filing will be determined by the Board. Also, if for any reason the Board of Directors deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Certificate of Amendment, without further action by the stockholders of the Company. The Reverse Split will be effective as of the Effective Date set forth in the Certificate of Amendment.

            Upon the filing of the Certificate of Amendment, without further action on the part of the Company or the Company's stockholders, the outstanding shares of Common Stock held by stockholders of record as of the Effective Date would be converted into a lesser number of shares of Common Stock calculated in accordance with the terms of the amendment to our charter (the "New Common Stock") based on a reverse split ratio of between one-for-two and one-for-ten. For example, if a stockholder presently holds 100 shares of Common Stock, he, she or it would hold 10 shares of Common Stock following a one-for-ten reverse split.

NO FRACTIONAL SHARES

            We would not issue any fractional shares in connection with the Reverse Split. Instead, any fractional share resulting from the Reverse Split would be rounded down to the nearest whole share. Stockholders who would be otherwise entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our Common Stock to which the stockholder would be otherwise entitled, multiplied by the closing trading price of our Common Stock on the trading day immediately before the Effective Date. As of January 17, 2003, we have 353 stockholders of record, and fewer than 10 record stockholders own less than 10 shares of our Common Stock. As such, there will be very minimal impact, and possibly no impact, on the number of stockholders of record as a result of cashing out fractional shares upon implementation of the Reverse Split.

EXCHANGE OF STOCK CERTIFICATES

            The conversion of the shares of our Common Stock under the Reverse Split will occur automatically on the Effective Date. This will occur regardless of when stockholders physically surrender their stock certificates for new stock certificates.

            Our transfer agent, American Stock Transfer & Trust Company, would act as exchange agent ("Exchange Agent") to implement the exchange of stock certificates and the distribution of any cash in lieu of fractional shares. As soon as practicable after the Effective Date, the Company, or the Exchange Agent, will send a letter to each stockholder of record at the Effective Date for use in transmitting certificates representing shares of our Common Stock ("Old Certificates") to the Exchange Agent. The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock. No new stock certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent. Consequently, you will need to surrender your Old Certificates before you will be able to sell or transfer your stock.

            Stockholders will then receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of New Common Stock to which these stockholders are entitled.

            We estimate that our aggregate expenses relating to the Reverse Split will be approximately $30,000. All expenses of the exchange of certificates will be borne by us.

            YOU SHOULD NOT SEND YOUR OLD CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

EFFECT ON OUTSTANDING SHARES

            If the Reverse Split is completed, the number of shares of our Common Stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our Common Stock owned by each stockholder will remain unchanged. The number of shares of Common Stock that may be purchased upon exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of our Common Stock, and the exercise or conversion prices for these securities, will be adjusted in accordance with their terms as of the Effective Date.

ACCOUNTING CONSEQUENCES

            The par value of our Common Stock would remain unchanged at $.01 per share after the Reverse Split. However, the Common Stock as designated on our Balance Sheet would be adjusted downward in respect of the shares of the New Common Stock to be issued in the Reverse Split such that the Common Stock would become an amount equal to the aggregate par value of the shares of New Common Stock being issued in the Reverse Split, and that the Additional Paid In Capital as designated on our Balance Sheet would be increased by an amount equal to the amount by which the Common Stock was decreased. Additionally, net loss per share would increase proportionately as a result of the Reverse Split since there will be a lower number of shares outstanding. We do not anticipate that any other material accounting consequence would arise as a result of the Reverse Split.

FEDERAL INCOME TAX CONSEQUENCES

            The following is a summary of the material anticipated United States federal income tax consequences of the Reverse Split to stockholders of the Company. This summary is based on the United States federal income tax laws now in effect and as currently interpreted, and does not take into account possible changes in such laws or interpretations. This summary is provided for general information only and does not address all aspects of the possible federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, this summary does not consider the federal income tax consequences to our stockholders in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws, and does not address any consequences of the Reverse Split under any state, local, or foreign tax laws.

            ACCORDINGLY, YOU ARE ENCOURAGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO YOU, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

            We believe that, except with respect to cash payments for fractional shares, our stockholders who exchange their Common Stock solely for New Common Stock should generally recognize no gain or loss for federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of New Common Stock received should be the same as his or her aggregate tax basis in the Common Stock exchanged therefor. The holding period of the New Common Stock received by such stockholder should include the period during which the surrendered Common Stock was held, provided all such Common Stock was held as a capital asset at the Effective Date. Stockholders who receive cash upon redemption of their fractional share interests as a result of the Reverse Split will generally recognize gain or loss based upon their adjusted basis in the fractional shares redeemed. Generally, a stockholder receiving cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share.

            We will not recognize any gain or loss as a result of the Reverse Split.

            Our beliefs regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending on the state in which he or she resides.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO OUR THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION THAT WILL ALLOW OUR BOARD OF DIRECTORS TO EFFECT A REVERSE SPLIT, AND GRANT TO THE BOARD AUTHORITY, IN ITS SOLE DISCRETION, TO ESTABLISH THE RATIO FOR THE REVERSE SPLIT AT UP TO ONE-FOR-TEN, OR NOT TO COMPLETE THE REVERSE SPLIT.


                                 PROPOSAL NO. 2
            CHANGE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

            We currently have 100 million shares of Common Stock authorized for issuance. In connection with the Reverse Split, the Board has determined that it is in the best interests of the Company and its stockholders to also decrease the number of authorized shares of Common Stock as designated by our charter by 50 million shares. The decrease would become effective upon filing the proposed Certificate of Amendment to our Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware or such later date as may be set forth in the Certificate of Amendment. The proposed Certificate of Amendment is attached to this Proxy Statement as APPENDIX A. We are not seeking to decrease the authorized number of shares of preferred stock, which is presently set at 5,000,000 shares. In addition, we will not effect this proposal unless the Reverse Split is undertaken.

            The Board determined to seek approval to decrease the number of authorized shares of Common Stock because it believes that, after implementation of the Reverse Split, the availability of 50 million shares of Common Stock will be sufficient for corporate purposes. In addition, a decrease in the number of authorized shares of Common Stock would reduce the amount of franchise tax we pay annually to the State of Delaware. The Board, however, determined to only reduce the number of authorized shares of Common Stock by 50 million shares rather than by an amount in the same proportion as the ratio set for the Reverse Split. The Board made this determination because it believes that the availability of these additional authorized shares may be beneficial in the future because it will allow the Board to issue shares for corporate purposes, without obtaining stockholder approval (except if such approval is required by law or otherwise), if appropriate opportunities arise.

            Other than shares reserved for issuance upon exercise of outstanding stock options and warrants, shares that may be reserved in the future upon future grants of stock options in accordance with our stock option plan, and shares reserved for issuance upon conversion of our outstanding 10% Senior Unsecured Convertible Notes which become due in fourth quarter 2003, we have no plans at the present to issue additional shares of our Common Stock. Nevertheless, our Board of Directors may, from time to time, deem it to be in the best interests of the Company and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our Common Stock. In that event, our Board of Directors would seek approval of the stockholders if required at that time.

            Upon implementation of the Reverse Split and approval of this proposal, the number of shares available for issuance (in proportion to the number of outstanding shares) will increase unless a one-for-two stock split is implemented, in which case, there will be no resulting increase in the number of shares authorized and unreserved. The issuance in the future of these shares may have the effect of diluting our earnings per share and book value per share, as well as the stock ownership and voting rights of our current stockholders.

            The table below shows the number of shares that would be issued and outstanding, authorized and reserved for issuance and authorized but unreserved for issuance upon the implementation of the Reverse Split at each ratio from one-for-two to one-for-ten based on our capitalization as of December 31, 2002, and assuming the adoption and implementation of Proposal No. 2.

                                    -------------------------------------------------------------------
                                    Shares Issued and    Shares Authorized and    Shares Authorized but
                                       Outstanding*      Reserved for Issuance          Unreserved
-------------------------------------------------------------------------------------------------------
As of December 31, 2002                 24,083,370             17,008,421              58,908,209
-------------------------------------------------------------------------------------------------------
If 1-for-2 Stock Split Enacted          12,041,685              8,504,210              29,454,105
-------------------------------------------------------------------------------------------------------
If 1-for-3 Stock Split Enacted           8,027,790              5,669,473              36,302,737
-------------------------------------------------------------------------------------------------------
If 1-for-4 Stock Split Enacted           6,020,842              4,252,105              39,727,053
-------------------------------------------------------------------------------------------------------
If 1-for-5 Stock Split Enacted           4,816,674              3,401,684              41,781,642
-------------------------------------------------------------------------------------------------------
If 1-for-6 Stock Split Enacted           4,013,895              2,834,736              43,151,369
-------------------------------------------------------------------------------------------------------
If 1-for-7 Stock Split Enacted           3,440,481              2,429,774              44,129,745
-------------------------------------------------------------------------------------------------------
If 1-for-8 Stock Split Enacted           3,010,421              2,126,052              44,863,527
-------------------------------------------------------------------------------------------------------
If 1-for-9 Stock Split Enacted           2,675,930              1,889,824              45,434,246
-------------------------------------------------------------------------------------------------------
If 1-for-10 Stock Split Enacted          2,408,337              1,700,842              45,890,821
-------------------------------------------------------------------------------------------------------

*Shares issued and outstanding excludes treasury shares.


            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO OUR COMPANY'S THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, WHICH AMENDMENT WILL ONLY BE EFFECTIVE UPON COMPLETION OF THE REVERSE SPLIT.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            There were, as of December 31, 2002, approximately 356 holders of record and approximately 1,400 beneficial holders of our Common Stock. The following table sets forth certain information, as of December 31, 2002, with respect to holdings of our Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of the Common Stock outstanding as of such date, based on currently available Schedules 13D and 13G filed with the Securities and Exchange Commission, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group.

                                                                  AMOUNT AND NATURE OF BENEFICIAL         PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                     OWNERSHIP(1)                OF CLASS (2)
------------------------------------                                        ---------                   ------------
(i)   Certain Beneficial Owners:

C.E. Unterberg, Towbin L.P....................................             14,603,084(3)                   43.9%
      350 Madison Avenue
      New York, NY  10017

Norwest Equity Partners V, LP.................................              2,601,570(4)                   11.0%
      Suite 250
      245 Lytton Avenue
      Palo Alto, CA  94301

Jeffrey Pepper                                                              1,864,164(5)                    7.8%
      c/o Eldervision.Net Inc.
      215 Allegheny Avenue
      Oakmont, PA  15139

Geocapital III, L.P...........................................              1,768,574(6)                    7.3%
      2 Executive Drive
      Fort Lee, NJ  07024

Bruce Molloy                                                                1,414,234(7)                    5.9%
      15 Brook Hollow Road
      Gladstone, NJ  07934

Rajiv Enand                                                                 1,244,470(8)                    5.2%
      526 Salem Drive
      Gibsonia, PA  15044

(ii)  Directors and executive officers:

Kent Heyman, President and                                                    500,000(9)                    2.0%
      Chief Executive Officer.................................
Richard Liebman, Secretary                                                    100,000(10)                    *
      and Chief Financial Officer.............................
Scott Schwartzman, Treasurer                                                  350,000(11)                   1.4%
      and Chief Operating Officer.............................
George Goodman, Director......................................                   --                          --
Robert Hemphill, Jr., Director................................                   --                          --
Bruce Molloy, Director........................................              1,414,234(12)                   5.9%
Thomas Unterberg, Chairman of                                              14,603,084(13)                  43.9%
      the Board                                                              152,700(14)                     *
Timothy Wallace, Director.....................................

(iii) All directors and executive officers as a group (8
      persons):   ............................................             17,120,018(15)                  49.8%

--------------------
* Less than 1%.

(1) Except as set forth in the footnotes to this table and subject to applicable community property law, the person and entities named in the table have sole voting and investment power with respect to all shares.

(2) Applicable percentage of ownership for each holder is based on [24,017,790] shares of Common Stock outstanding on December 31, 2002, plus any Common Stock equivalents and presently exercisable stock options or warrants held by each such holder, and options or warrants held by each such holder which will become exercisable within 60 days after December 31, 2002.

(3) Information is based on a Schedule 13D filed with the Securities and Exchange Commission on ____, 2002 and assuming no changes in beneficial ownership since such filing other than the issuance of additional convertible notes in payment of interest on the Convertible Notes. Includes (i) Convertible Notes which are convertible at holder's option until November 2003 into 8,633,333 shares of our Common Stock, including Notes held by Mr. Unterberg which are convertible into 666,667 shares,
      (ii) warrants exercisable for 55,268 shares of our Common Stock, including 2,049 warrants held by Mr. Unterberg, (iii) 231,225 shares of our Common Stock beneficially owned by Mr. Unterberg, (iv) 4,125 shares of our Common Stock underlying options which are exercisable as of December 31, 2002, and (v) other shares of our Common Stock. The Convertible Notes, warrants and shares referred to in (i), (ii) and (v) in the preceding sentence are held variously by the following entities with which Mr. Unterberg is affiliated: C.E. Unterberg, Towbin Capital Partners I, L.P.; Unterberg Harris Private Equity Partners, LP; C.E. Unterberg, Towbin Private Equity Partners II, L.P.; C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P.; Tamar Technology Investors (Delaware), L.P.; Unterberg Harris Interactive Media Limited Partnership, CV; Unterberg Harris Private Equity Partners, CV; Marjorie and Clarence E. Unterberg Foundation, Inc.; C.E. Unterberg Towbin, LLC; and C.E. Unterberg, Towbin (a California Limited Partnership). Mr. Unterberg disclaims beneficial ownership of such Convertible Notes, shares of Common Stock and warrants owned by all such entities except as to his proportionate interest in such entities. Excludes 12,500 shares of our Common Stock owned by Ann Unterberg, Mr. Unterberg's wife, as to which Mr. Unterberg disclaims beneficial ownership.

(4) Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001, assuming no changes in beneficial ownership since such filing. Includes warrants exercisable for 17,333 shares of our Common Stock held by Norwest Equity Partners V, LP.

(5) Includes an aggregate of 210,000 shares owned by two separate trusts of which Mr. Pepper is co-trustee and his children are beneficiaries. Mr. Pepper was one of our co-founders and previously served as our Chief Executive Officer.

(6) Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001, assuming no changes in beneficial ownership since such filing. Includes warrants exercisable for 6,667 shares of our Common Stock.

(7) Includes 25,000 shares of our Common Stock owned by Mr. Molloy's wife and 49,125 shares of our Common Stock underlying options which are exercisable as of December 31, 2002.

(8) Includes 1,000,000 shares owned by Oak Haven Partners, a partnership controlled by Mr. Enand and an aggregate of 119,000 shares owned by two separate trusts of which Mr. Enand is co-trustee and his children are beneficiaries. Mr. Enand was one of our co-founders and previously served as our Chief Executive Officer and Chairman of our Board of Directors.

(9) Includes 500,000 shares of our Common Stock underlying options which are exercisable as of December 31, 2002.

(10) Includes 100,000 shares of our Common Stock underlying options which are exercisable as of December 31, 2002 or 60 days after such date.

(11) Includes 125,000 shares of our Common Stock underlying options which are exercisable as of December 31, 2002 or 60 days after such date.

(12)  See Note 7 above.

(13)  See Note 3 above.

(14) Includes 119,500 shares of our Common Stock underlying options which are exercisable as of December 31, 2002.

(15)  See Notes 9 through 14.

                             STOCKHOLDERS' PROPOSALS

            Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must submit the proposal to us at our offices at 333 Allegheny Avenue, Suite 301 North, Oakmont, Pennsylvania 15139, attention: Richard Liebman, Secretary, not later than December 30, 2002.

            Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, are required to provide advanced notice of such proposal to us at the aforementioned address not later than March 14, 2003.

            If we do not receive notice of a stockholder proposal within this timeframe, our management will use their discretionary authority to vote the shares they represent, as our Board of Directors may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these other applicable requirements.

                                  OTHER MATTERS

            Our Board of Directors is not aware of any matter to be presented for action at the Meeting other than the matters referred to above and does not intend to bring any other matters before the Meeting. However, if other matters should come before the Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

                                     GENERAL

            The accompanying proxy is solicited by and on behalf of our Board of Directors, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by us.

            In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and other employees of the Company who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

            Certain information contained in this Proxy Statement relating to the security holdings of our directors and officers is based upon information received from the individual directors and officers.


            PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                             By Order of the Board of Directors



                                             /s/ Richard Leibman

                                             RICHARD LIEBMAN
                                             SECRETARY

Iselin, New Jersey
January 22, 2003

                                                                    APPENDIX A


                           CERTIFICATE OF AMENDMENT OF
                           THIRD AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                         SERVICEWARE TECHNOLOGIES, INC.

            ServiceWare Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify:

            FIRST: That the Board of Directors of the Company adopted the following resolutions on [ ] with respect to amendment and restatement of
Article IV of the Company's Third Amended and Restated Certificate of Incorporation (the "Charter Amendment"):

            NOW, THEREFORE, BE IT RESOLVED, that Article IV of the Third Amended and Restated Certificate of Incorporation be amended in its entirety to read as follows:

                                   ARTICLE IV
                                  CAPITAL STOCK

            I. The total number of shares of stock which the corporation shall have authority to issue is Fifty Five Million (55,000,000) shares, which shall be divided into two classes as follows:

                        A. Fifty Million (50,000,000) shares of Common Stock, par value $.01 per share; and

                        B. Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share. The corporation's Board of Directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of the Preferred Stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be permitted under the General Corporation Law of the State of Delaware and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to the authority expressly vested in the Board of Directors hereby.

            II. Reverse Stock Split. At the time this amendment becomes effective (the "Reverse Split Date"), each share of Common Stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this Paragraph II as the "Old Common Stock") automatically and without any action on the part of the holder thereof will be reclassified and changed into ____-tenth(s) of a share of new Common Stock, par value $.01 per share (referred to in this Paragraph II as the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the "Old Certificates") will be entitled to receive, upon surrender of such Old Certificates to the corporation for cancellation, a certificate or certificates (the "New Certificate", whether one or more) representing the number of whole shares (rounded down to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the corporation. In lieu of any such fractional shares of New Common Stock, each stockholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the corporation for cancellation, an amount in cash equal to the product of (i) the closing trading price of the corporation's Common Stock on the trading date immediately before the effective date of this amendment and (ii) such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of nine-tenths of one share of New Common Stock. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the corporation that such taxes are not payable. From and after the Reverse Split Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the One Cent ($.01) par value of each such share.

            SECOND: That pursuant to resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by the General Corporation Law of the State of Delaware were voted in favor of the Charter Amendment.

            THIRD: That said Charter Amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, ServiceWare Technologies, Inc. has caused this Certificate to be signed by Kent Heyman, its Chief Executive Officer and President, this ___ day of _____, 2003.


                                SERVICEWARE TECHNOLOGIES, INC.


                                By:
                                    --------------------------------------------
                                    Name:  Kent Heyman
                                    Title: President and Chief Executive Officer

                        BEHALF OF THE BOARD OF DIRECTORS
                       FOR SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 10, 2003
                         SERVICEWARE TECHNOLOGIES, INC.

The undersigned hereby appoints Kent Heyman and Richard Liebman, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock held of record on January 17, 2003, at a Special Meeting of the Stockholders to be held on February 10, 2003, at 1:00 P.M. at the offices of the ServiceWare Technologies, Inc. at 33 Wood Road South, 7th Floor, Iselin, New Jersey 08830, or any adjournment thereof.

1. Proposal 1: Approve an Amendment to the Company's Certificate of Incorporation that will Allow the Board of Directors to Effect a Reverse Stock Split At Its Discretion of up to One-For-Ten

      [  ]    FOR

      [  ]    AGAINST

      [  ]    ABSTAIN


2. Proposal 2: Approve an Amendment to the Company's Certificate of Incorporation to Decrease the Number of Authorized Shares of Common Stock from 100,000,000 to 50,000,000, but only if a Reverse Stock Split is Completed

      [  ]    FOR

      [  ]    AGAINST

      [  ]    ABSTAIN


3. In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting or adjournment thereof.

THIS PROXY, DULY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR BOTH PROPOSAL 1 AND PROPOSAL 2.

                         SERVICEWARE TECHNOLOGIES, INC.

                                      PROXY

            The undersigned hereby acknowledges receipt of the Proxy Statement and Notice of Special Meeting to be held February 10, 2003.


PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                                            I PLAN TO ATTEND __________





_______________________________(SEAL)
Signature

_______________________________(SEAL)       Dated:  ___________________
Signature


(Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer).